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                                                                   EXHIBIT 10.33


                                LICENSE AGREEMENT

         AGREEMENT dated as of July 1, 1996 between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE: CITY OF NEW YORK, a New York corporation ("Columbia"), and MOLECULAR SIMULATIONS INC., a California corporation ("MSI").

         1.       DEFINITIONS

                  (a) "Affiliate" shall mean any corporation or other business entity which directly or indirectly controls, is controlled by, or is under common control with MSI. Control means ownership or other beneficial interest in more than 50 percent of the voting stock or other voting interest of a corporation or other business entity.

                  (b) "Licensed Products" shall mean any product the manufacture, use, sale, rental, lease or sublicensing of which requires the use of Licensed Technical Information.

                  (c) "Licensed Technical Information" shall mean the DELPHI software programs for calculating and analyzing the electrostatic interactions of protein molecules (the "Columbia Software"), as more fully described in Exhibit A, plus Derivatives of such software programs.

                  (d) "Derivatives" shall mean [*]



*  CONFIDENTIAL TREATMENT REQUESTED

                                       1.
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        [*]

                  (e) "Gross Sales" shall mean all license fees or other payments charged by MSI or an Affiliate for the use, sale, rental, lease or sublicensing of Licensed Products, excluding only sales taxes and import duties. In the case of transfers, sales, rental, lease, use or sublicensing of Licensed Products by an Affiliate, Gross Sales shall be based upon the greater of the total fee or payment or consideration (including stock) charged by MSI to the Affiliate or the total fee or payment charged by the Affiliate to its customers. If the Licensed Products are distributed by MSI or Affiliates with other products in a package for a single charge, the license fee attributable to the Licensed Products shall be determined by prorating the receipts (after applicable deductions as described above) from the sale or license of the package according to the published list prices established by MSI for the separate products contained in the package.

         2.       LICENSE GRANT.

                  (a) Columbia grants to MSI, subject to the terms and conditions of this Agreement, an exclusive worldwide license to manufacture, use, sell, rent, lease or sublicense Licensed Products for the term provided under Section 3 hereof. The term


*  CONFIDENTIAL TREATMENT REQUESTED

                                       2.
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"sublicense" as used herein includes the right of MSI or an Affiliate to transfer to their. r distributors the right to grant an ultimate purchaser a license to use Licensed Products.

                  (b) Columbia represents and MSI hereby acknowledges that Columbia owns the Columbia Software and the Licensed Technical Information and Columbia further represents that it has no knowledge of any adverse claim pending or threatened which would affect MSI's right to use the Columbia Software and the Licensed Technical Information. Notwithstanding anything to the contrary herein, this Agreement shall not transfer title or ownership rights in the Columbia Software or the Licensed Technical Information, which shall at all times remain with Columbia. The parties agree that any Licensed Products hereunder, including any changes, additions, modifications, improvements or alterations thereof, whether by Columbia or MSI shall be owned by Columbia.

         3.       TERM OF AGREEMENT.

                  (a) This Agreement shall be effective as of the date set forth above and shall continue until its expiration or termination in accordance with the provisions of Section 8 of this Agreement.

                  (b) Unless terminated earlier under any provision of this Agreement, the term of the exclusive license granted under the Licensed Technical Information in Section 2 shall extend for [*] from the date set forth above.

* CONFIDENTIAL TREATMENT REQUESTED

                                       3.
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                  (c) Within six months prior to the expiration of the term of this Agreement (unless terminated earlier pursuant to this Agreement), upon the written request of MSI, the parties agree to discuss the possibility of extending the term of this Agreement.

         4.       FEES AND ROYALTIES.

                  (a) Percentage Royalty. In consideration of the license granted under Section 2(a) of this Agreement, MSI shall pay to Columbia a royalty of [*] of Gross Sales.

                  (b) Guaranteed Minimum Royalty. MSI guarantees that it shall pay to Columbia a minimum payment of [*] each year of this [*] Agreement. Such minimum payments will be due and payable on or before the last day of the month following each such twelve-month period. Failure to meet the minimum payment shall cause the license to become non-exclusive.

         5.       PAYMENTS AND REPORT.

                  (a) MSI shall submit to Columbia written reports for the three-month periods ending on March 31, June 30, September 30 and December 31 of each year of this Agreement (the "Payment Reports"). Each Payment Report shall be submitted to Columbia no later than the last business day of the calendar month following the close of the three-month period and shall include:


* CONFIDENTIAL TREATMENT REQUESTED

                                       4.
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                           (i) The total invoice price changed by MSI or by an
Affiliate during the preceding period for Licensed Products;

                           (ii) The number of units of Licensed Products sold,
rented, leased or sublicense during the preceding period;

                           (iii) The aggregate license fees, royalties or other
payments or consideration received by MSI for Licensed Products;

                           (iv) In the event of transfers, sales, rental, lease,
use or sublicensing of Licensed Products by an Affiliate, the quantity of such Licensed Products, the total invoice price charged by MSI to the Affiliate and the total invoice price charged by the Affiliate to its customers; or

                           (v) A calculation of the amount of royalties due
during the preceding period.

                  (b) Simultaneous with the submission of each Payment Report, MSI shall make payment to Columbia of the amounts due for the three-month period covered by the Payment Report.

                  (c) Upon request, MSI shall provide to Columbia such additional information and back-up verification with respect to payments due under this Agreement as Columbia may reasonably request.

                  (d) MSI shall maintain at its principal office usual books of account and records showing its actions under this Agreement. Such books and records shall be open to inspection and copying, during normal business hours, by an independent certified


                                       5.
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public accountancy firm for two years after the period to which they pertain, for purposes of verifying the accuracy of the royalties paid by MSI under this Agreement.


         6.       DEVELOPMENT OF LICENSED PRODUCTS.

                  (a) MSI shall deliver to Columbia written status reports, at least quarterly, as to the state of development of Licensed Products.

                  (b) Upon Columbia's reasonable request, MSI shall consult with and advise Columbia on a confidential basis as to the state of development of Licensed Products.

                  (c) Columbia shall promptly deliver to MSI any changes, additions and improvements to the Licensed Technical Information made by or for Columbia. The parties understand that Columbia has no obligation to create any such changes, additions or improvements.

         7.       USE FOR RESEARCH AND TEACHING PURPOSES.

         Nothing in this Agreement prohibits or restricts in any manner the right of Columbia to utilize the Licensed Technical Information for its own teaching and research purposes. If any other academic institution wishes to use the Licensed Technical Information, Columbia shall obtain from any such entity or individual an agreement in writing not to use the Licensed Technical Information for commercial purposes or disseminate it to others.

         8.       TERMINATION.


                                       6.
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                  (a) This Agreement and the license granted under it may be terminated by either party (i) upon thirty days' written notice to the other for material breach of the Agreement and the other party's failure to cure such material breach within such thirty days, or (ii) if either party commits any act of bankruptcy, becomes insolvent, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed within 60 days, or offers any general composition to its creditors.

                  (b) Without limited the generality of the foregoing, MSI shall be in material breach of this Agreement if it fails to pay all fees and royalties when due pursuant to Sections 4 and 5.

                  (c) Upon any termination of this Agreement and the license granted under it for any reason other than a failure by MSI to cure a material breach of this Agreement, MSI shall have the right for 12 months to dispose of all Licensed Products or substantially completed Licensed Products then on hand, and to complete all orders for such Licensed Products then on hand, and royalties shall be paid to Columbia with respect to such Licensed Products as though this Agreement had not terminated. All end- user licenses to use Licensed Products that were previously granted by MSI shall remain in full force or effect.

                  (d) Termination of this Agreement shall not terminate MSI's or its Affiliates' or Columbia's obligations of confidentiality under Section 9, nor MSI's obligation to pay all amounts due to Columbia which shall have accrued hereunder, nor


                                       7.
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give any right to MSI to recover any monetary payments to Columbia made prior to such termination.

         9.       CONFIDENTIALITY.

         MSI and its Affiliates will treat as confidential the Columbia Software and all Licensed Technical Information furnished to MSI which Columbia has designated as "Confidential". MSI and its Affiliates will not disclose or make available the Columbia Software or Licensed Technical Information (other than in a Licensed Product sold, rented, leased or sublicensed in accordance with the terms of this Agreement) to any third party without Columbia's prior written permission and MSI and its Affiliates shall protect the Columbia Software and the Licensed Technical Information in the same manner that they protect their own confidential and proprietary information. MSI's obligations of confidence under this Section 9 do not apply to any information which:

                           (i) was known to MSI prior to receipt thereof from
Columbia;

                           (ii) was or becomes a matter of public information or
publicly available through no act or failure to act on the part of MSI;

                           (iii) is acquired by MSI from a third party entitled
to disclose the information to it; or

                           (iv) is independently developed by MSI without
reference to the confidential information.

         Columbia will treat as confidential information which MSI has designated as "Confidential" and shall protect such information in the same manner that Columbia


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protects its own confidential and proprietary information which Columbia represents will be a reasonable degree of protection. Columbia's obligations of confidence under this Section 9 do not apply to any information which:

                           (i) was known to Columbia prior to receipt thereof
from MSI;

                           (ii) was or becomes a matter of public information or
publicly available through no act or failure to act on the part of Columbia;

                           (iii) is acquired by Columbia from a third party
entitled to disclose the information to it; or

                           (iv) is independently developed by Columbia without
reference to the confidential information.

         10.      WARRANTY

         Except as may be expressly set forth in Section 2(b) hereof, nothing in this Agreement shall be construed as a warranty or representation by either party that anything made, used, sold or otherwise disposed of under the license granted under this Agreement is or will be free from infringement of domestic or foreign patents or copyrights of other parties.

         11.      PROHIBITION AGAINST USE OF COLUMBIA NAME.

         The use by MSI or any Affiliate of MSI of the names, insignias or symbols of Columbia, the College of Physicians and Surgeons, and the Columbia Presbyterian Medical Center or any variation or combination thereof, or of the name of any trustee,


                                       9.
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faculty member, other employee or student of Columbia, for any purpose whatsoever without Columbia's prior written consent is prohibited.

         12.      COMPLIANCE WITH GOVERNMENTAL OBLIGATIONS.

                  (a) MSI shall comply upon reasonable notice from Columbia with all governmental requests directed to either Columbia or MSI with regard to Licensed Products and provide all information and assistance necessary to comply with the governmental requests.

                  (b) MSI shall insure that development and marketing under this Agreement will comply with all applicable Federal, state and local laws, rules, regulations and orders.

         13.      INSURANCE.

                  (a) MSI shall insure with carriers licensed to do, business in the State of New York (or approved by Columbia in writing) against the following risks to the extent stated:

                           (i) Commercial General Liability Insurance, including
coverage for products liability insurance, covering MSI and its Affiliates, with not less than coverage of $1 million combined single limit of liability for bodily injury and property damage for each occurrence and in the aggregate. Columbia and its trustees, officers, agents and employees shall be additionally named insureds. Such insurance shall be primary and contributory and shall cover claims incurred, discovered, manifested or made during or after the expiration of this Agreement.


                                      10.
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                           (ii) Workers' Compensation and Employers Liability
Insurance covering each employee of MSI and its Affiliates with respect to activities performed under this Agreement, with a limit of liability in accordance with applicable law in the case of Workers' Compensation Insurance, and with a limit of liability of not less than the following in the case of Employer's Liability Insurance:

             Bodily Injury By Accident -           $100,000 each Accident

             Bodily Injury By Disease  -           $500,000 policy limit and
                                                   $100,000 each Employee

                  (b) As soon as practicable upon execution of this Agreement, MSI shall deposit with Columbia's Director or Risk Management, Columbia University, 475 Riverside Drive, Suite 401, New York, NY 10115, certificates for the aforesaid policies of insurance. Such certificates shall provide that such coverage may not be changed or terminated except upon at least 60 days written notice to Columbia at the following address: The Trustees of Columbia University in the City of New York, Risk Management Department, 475 Riverside Drive, Suite 401, New York, NY 10115, Attention: Director of Risk Management.

         14.      INDEMNITY.

         MSI will defend, indemnify and hold harmless Columbia and its trustees, officers, agents and employees, from and against any all actions, suits, claims, demands, prosecutions, damages, liabilities, costs and expenses (including actual attorneys' fees) based on or arising out of, directly or indirectly, this Agreement or the license granted


                                      11.
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hereunder, or the use or operation of a Licensed Product, including, but not limited to (a) the manufacture, packaging, use, sale, rental, lease or sublicensing of Licensed Products by MSI or its Affiliates; or (b) any representation made or warranty given by MSI or its Affiliates with respect to Licensed Products.

         15.      NOTICE.

         Any notice or other communication required or permitted under this Agreement shall be sufficient if in writing and shall be considered given when mailed by certified or registered mail, return receipt requested, postage paid, to the parties at the following addresses (or such other address as a party may specify by written notice hereunder):
to Columbia:

                                    Columbia Innovation Enterprise
                                    Columbia University
                                    1210 Amsterdam Avenue
                                    Mail Code 2206
                                    New York, NY 10027

copy to:                            General Counsel
                                    Columbia University
                                    535 West 116th Street
                                    Mail Code 4308
                                    New York, NY 10027

to MSI:                             Molecular Simulations Inc.
                                    9685 Scranton Road
                                    San Diego, CA 92121
                                    Attn: Chief Financial Officer

copy to:                            General Counsel
                                    Molecular Simulations Inc.
                                    9685 Scranton Road
                                    San Diego, CA 92121


         16.      FORCE MAJEURE.


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         Neither party shall be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its control including, but not limited to, acts of God, fires, floods, wars, civil disturbances or sabotage.

         17.      TERMS OF SALE, RENTAL, LEASING OR SUBLICENSING.

         No Licensed Product may be sold, rented, leased or sublicense to a third party unless (a) the terms and provisions of this Agreement are met where applicable and (b) the terms of sale, rental, lease and/or sublicensing include, or are not inconsistent with, the obligation of confidentiality (as provided in Section 9 hereof), the prohibition against the use of Columbia names (as provided in Section 11 hereof) and a prohibition against the third party changing, adding to, modifying, improving or altering the Licensed Product without MSI's approval.

         18.      MISCELLANEOUS.

                  (a) This Agreement shall be governed by New York law applicable to agreements made and to be performed in New York.

                  (b) Neither this Agreement nor any right or duty under it may be assigned, delegated, subcontracted or otherwise transferred by either party without the prior written consent of the other party; provided, however, that if MSI sells or transfers its entire business to a third party, such prior written consent may not unreasonably be withheld.

                  (c) This Agreement supersedes the Agreement dated as of March 1, 1988 and any subsequent extensions.


                                      13.
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         IN WITNESS WHEREOF, Columbia and MSI have duly executed this Agreement as of the date set forth above.

                        THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK



                        By:  /s/ [signature illegible]
                           ---------------------------------------


                        MOLECULAR SIMULATIONS INC.



                        By:  /s/ David B. Hiatt
                           ---------------------------------------



                                      14.
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                                    EXHIBIT A

             DELPHI II - A MOLECULAR ELECTROSTATICS MODELING PACKAGE

         Delphi is a software package which calculates electrostatic potentials in and around molecules. It accepts input Protein Data Bank (PDB) format coordinate files and calculates the potential using a finite difference solution to the linear/non-linear Poisson-Boltzmann (PB) equation for any given ionic strength, solvent and molecule dielectrics. Any value for the dielectric constant of the molecule and solvent may be specified. Periodic boundary conditions can be used to model long periodic molecules such as DNA. Focusing calculations, whereby one zooms in on a region of interest by gradually increasing the grid resolution, allows more accurate potential energies to be calculated in that region.

INPUT

          Parameter file - contains names of other input/output files needed for the program, values of dielectric constants, ionic strength, ionic and solvent probe radii and flags/control parameters for various output needed. Delphi uses a powerful command interpreter that allows English-like commands to be entered in the parameter file. Commands could be placed in any order in the file. Delphi provides default values for most parameters. A 'Quinclude' function allows other files with commands to be inserted in the parameter file. This feature could be used by the user, e.g., to build his/her own set of defaults and use it at the beginning of any subsequent parameter file.

          Other files - Atom coordinates in PDB format, a size file containing atomic radii in A and a charge file containing atomic charges. Optimally, a site file in PDB format for points in and around molecule where one desires potentials, a potential map file from a previous run if one is doing a focusing calculation.

OUTPUT

          Log file - contains run ,details along with various electrostatic energies of interest and surface characteristics such as area.

          Modified PDB file - has entries from PDB file along with radius and charge assigned to each atom; provided for the user so radius/charge assignment can be checked.

          Surface file - has calculated Solvent Accessible Surface (SAS) arcs in binary format; to be used in subsequent calculations.



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          Potential map - this is the principal output of the program and has the electrostatic potentials at grid points. It is used as input for subsequent delphi run and in visualization programs. This binary file is not written out by default.

          Dielectric boundary map - or epsmap file has format similar to the potential map with ones or zeros at grid points indicating whether each point is inside or outside the solvent excluded volume; can be used to display the Molecular Surface contours. This is not written out by default.

          Site Potential file (optional) - has the potentials and electrostatic fields at user specified points in space.

ALGORITHMS

Surface generation:

         The older version of Delphi used a grid-dependent algorithm which led to inaccuracies and variations with respect to grid-positioning. Here a separate algorithm is employed to calculate the accessible surface arcs. The Van der Waals surface is mapped onto the grid and the boundary points are classified as to whether they belong to the contact or re-entrant regions. The re-entrant boundary points are flagged and form starting points for the iterative growth of the re-entrant volume. This is done with reference to the accessible surface arcs. The process is very efficient requiring almost 2-5 iterations depending on grid-resolution. The algorithm is very efficient at high grid resolutions and is accurate at all grid resolutions. Since the accessible surface arcs need to be calculated only once for a given system, they are stored in a binary file and read back in for future runs on the same system resulting in further savings in run times.

Multi-grid solver:

         Delphi II uses the multi-grid algorithm combined with an inexact Newton step for the non-linear problem. Multi-grid techniques offer considerable speed-up over traditional methods; e.g., it provides a speed-up of 3-4 over OSOR (used in an earlier version) for 65 grids. However, since they scale much better with grid size, even more savings can be achieved for larger sizes. Thus, larger problems can be tackled effortlessly. The combination of multi-grid method with a Newton algorithm represents the best possible combination and the most stable method for solving the Non-Linear Poisson-Boltzmann equation.

Efficient memory management:

         Delphi II uses dynamic memory allocation (using calls to C function realloc) for most of its arrays resulting in an executable that can be run on a small work station/PC environment with as little as 16/32 MB of RAM. The memory usage varies as the size of the problem and grid resolution desired. Also the current version works on any grid size


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from a few grids to a maximum pre-set limit (currently 257). Hence a single version can be used, e.g., for studying small molecule transfer energies and also the binding energy of proteins of several hundred residues. The program conforms to strict f77 standards and has been successfully compiled/tested on a variety of platforms including the IRIS, HP (735 series), IBM (RS06008) and the CRAY.



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